Exhibit 99.1

Clearwater Paper Reports Second Quarter 2011 Results

SPOKANE, Wash.--(BUSINESS WIRE)--July 28, 2011--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the second quarter of 2011.

The company reported net earnings of $13.9 million, or $1.17 per diluted share, for the second quarter of 2011, compared to net earnings of $20.6 million, or $1.75 per diluted share, for the second quarter of 2010. The second quarter 2011 earnings before interest, taxes, depreciation and amortization, or EBITDA, was $52.4 million, compared to $49.2 million in the second quarter of 2010. EBITDA in the second quarter of 2011 includes $9.1 million of Cellu Tissue integration-related expenses and tissue expansion costs related to Shelby.

Clearwater Paper acquired Cellu Tissue Holdings, Inc. on December 27, 2010. The second quarter of 2011 includes Cellu Tissue’s results, which is the primary reason for many of the variances on a year-over-year basis.

“Second quarter results were solid after considering the significant cost pressures for many of our inputs,” said Gordon Jones, chairman, president and chief executive officer. “We continue to make good progress on integrating Cellu Tissue and on increasing the value we expect this acquisition to bring to Clearwater Paper. As a result, we are pleased to increase our estimated net annual synergies from $15-$20 million to $35-$40 million, expected to be achieved by the end of 2012.

“Additionally, we recently celebrated the grand opening of our converting and distribution facility at Shelby, North Carolina, with the start-up of the first two converting lines,” added Jones.

The company also separately announced today a 2-for-1 stock split in the form of a stock dividend and the Board of Director’s approval of a $30 million stock repurchase program.

SECOND QUARTER 2011 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $269.1 million for the second quarter of 2011, as compared to second quarter 2010 net sales of $145.4 million. The increase in net sales was primarily attributable to the inclusion of Cellu Tissue's operating results for the full quarter. Operating income for the second quarter of 2011 was $6.9 million, compared with operating income of $25.6 million for the second quarter of 2010. The decrease in operating income was primarily the result of increased operating costs, including $9.1 million of integration-related expenses and Shelby expansion costs, as well as $1.1 million in depreciation and amortization expense associated with acquisition accounting.

  Tissue volume increased to 128,762 tons in the second quarter of 2011, as compared to 55,486 tons in the second quarter of 2010, with the increase primarily attributable to the addition of Cellu Tissue volumes. Including Cellu Tissue in our second quarter 2010 results would have resulted in pro forma volume of 138,065 tons. The decrease in pro forma tons sold by the combined company was primarily due to converting more parent rolls into finished cases, which results in a yield loss associated with the process of manufacturing finished cases.
  Net selling prices decreased to $2,088 per ton in the second quarter of 2011 versus $2,620 in the second quarter of 2010, due primarily to the inclusion of Cellu Tissue products in the total product mix for the 2011 period. Cellu Tissue’s operations had a broader range of products and tissue grades than the legacy Clearwater Paper facilities. On a pro forma basis, net selling prices were $2,026 in the second quarter of 2010.
  Operating costs were comparatively higher in all categories as a result of the inclusion of Cellu Tissue’s operations in our results. Cost increases that had the biggest impact on the decline in operating income were salaries and wages associated with our Shelby expansion, relocation and severance costs associated with the acquisition of Cellu Tissue and retroactive pay related to labor contracts. In addition, we saw higher costs in packaging supplies, transportation due to higher oil prices, pulp, depreciation and amortization due to acquisition accounting and additional repair and maintenance expense associated with the Cellu Tissue facilities.

Pulp and Paperboard

Net sales of $225.5 million for the second quarter of 2011 were up 13.6%, compared to second quarter 2010 net sales of $198.5 million. Operating income for the quarter rose to $34.5 million, compared to $22.7 million for the second quarter of 2010.

  Higher net sales for the quarter were driven by a 10.4% increase in paperboard pricing and a 7.3% increase in paperboard volumes to 201,991 tons, compared to the second quarter of 2010.
  The increase in net sales was partially offset by an 8.4% decline in external pulp pricing to $718 per ton and a 16.3% decline in external pulp volumes to 11,140 tons, largely due to increased internal consumption of pulp.
  No major maintenance expense was included in either second quarter 2011 or 2010.

Taxes

The actual income tax rate for the second quarter of 2011 was 38.3%, compared to an actual rate of 38.0% for the second quarter of 2010. The estimated annual effective tax rate for 2011, without discrete items, is expected to be approximately 35.2%.

Note Regarding Use of Non-GAAP Financial Measure

In this press release, the company presents its results for the second quarter of 2011 and 2010, including EBITDA. The EBITDA amounts are not in accordance with generally accepted accounting principles (GAAP) and accordingly a reconciliation of EBITDA to net earnings determined in accordance with GAAP is included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Thursday, July 28, 2011 at 8 a.m. Pacific time (11 a.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company's website at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation including supplemental information will be available for downloading at the same site at 7 a.m. Pacific time (10:00 a.m. Eastern time). The webcast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation website www.clearwaterpaper.com under "Investor Relations" following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine glazed tissue, bleached paperboard, pulp and wood products at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, which include grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's more than 4,000 employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the integration of Cellu Tissue, our estimated net annual synergies relating to the acquisition of Cellu Tissue, the stock split, the stock repurchase program, expected results and the company’s estimated tax rate. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, fluctuations and volatility in the company’s stock price; risks and uncertainties arising from difficulties with the integration process or the realization of the benefits expected from the acquisition of Cellu Tissue; the company's ability to complete its new facilities; customers' product preferences; market acceptance of product price increases and competitive pricing pressure for the company's products; changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; loss of a large customer; changes in the Alternative Fuel Mixture Tax Credit or Cellulosic Biofuel Producer Credit regulations and the company's eligibility for such tax credits; changes in transportation costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Clearwater Paper Corporation
Condensed Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2011		2010		2011		2010
Net sales	$494,627	100%	$343,860	100%	$960,457	100%	$674,481	100%
Costs and expenses:
Cost of sales	(433,358)	88%	(286,415)	83%	(848,278)	88%	(588,379)	87%
Selling, general and administrative expenses	(27,476)	6%	(20,145)	6%	(54,840)	6%	(38,238)	6%
Total operating costs and expenses	(460,834)	93%	(306,560)	89%	(903,118)	94%	(626,617)	93%
Income from operations	33,793	7%	37,300	11%	57,339	6%	47,864	7%
Interest expense, net	(10,992)	2%	(4,132)	1%	(22,325)	2%	(8,417)	1%
Other, net	(229)		-		(705)		-
Earnings before income taxes	22,572	5%	33,168	10%	34,309	4%	39,447	6%
Income tax provision	(8,649)	2%	(12,600)	4%	(14,782)	2%	(18,421)	3%
Net earnings	$13,923	3%	$20,568	6%	$19,527	2%	$21,026	3%
Net earnings per common share:
Basic	$1.21		$1.79		$1.70		$1.83
Diluted	1.17		1.75		1.65		1.78
Average shares outstanding (in thousands):
Basic	11,519		11,478		11,516		11,468
Diluted	11,854		11,777		11,855		11,786

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	June 30,	December 31,
	2011	2010

ASSETS
Current assets:
Cash	$34,476	$18,928
Restricted cash	1,656	3,637
Short-term investments	92,000	126,095
Receivables, net	182,002	153,335
Taxes receivable	12,157	10,354
Inventories	223,604	228,321
Deferred tax assets	40,915	37,374
Prepaid expenses	9,177	11,415
Total current assets	595,987	589,459

Property, plant and equipment, net	696,836	654,456
Goodwill	229,533	229,533
Intangible assets, net	53,000	56,400
Other assets	13,505	15,488
	$1,588,861	$1,545,336

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$183,226	$184,604
Current liability for pensions and other postretirement employee benefits	9,749	9,749
Current portion of long-term debt	15,215	760
Total current liabilities	208,190	195,113

Long-term debt, net of current portion	523,583	538,314
Liability for pensions and other postretirement employee benefits	180,405	187,116
Other long-term obligations	35,133	23,369
Accrued taxes	73,373	72,011
Deferred tax liabilities	75,454	61,064
Accumulated other comprehensive loss, net of tax	(94,806)	(98,352)
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	587,529	566,701
	$1,588,861	$1,545,336

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2011		2010 (1)		2011		2010 (1)
Segment net sales:
Consumer Products	$269,118	54%	$145,373	42%	$538,370	56%	$283,196	42%
Pulp and Paperboard	225,509	46%	198,487	58%	422,087	44%	391,285	58%
Total segment net sales	$494,627	100%	$343,860	100%	$960,457	100%	$674,481	100%

Operating income (loss):
Consumer Products	$6,868	20%	$25,643	69%	$20,683	36%	$51,630	108%
Pulp and Paperboard	34,456	102%	22,660	61%	50,104	87%	14,743	31%
	41,324		48,303		70,787		66,373
Corporate and eliminations	(7,531)	-22%	(11,003)	-29%	(13,448)	-23%	(18,509)	-39%

Income from operations	$33,793	100%	$37,300	100%	$57,339	100%	$47,864	100%

(1) Prior period net sales and segment operating income have been adjusted to reflect our change in accounting for intersegment pulp transfers. Commencing January 1, 2011, rather than recording the intersegment transfer of pulp through net sales, the costs of pulp are transferred from the Pulp and Paperboard segment to the Consumer Products segment.

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net earnings	$13,923	$20,568	$19,527	$21,026
Add back:
Interest expense, net	10,992	4,132	22,325	8,417
Income tax provision	8,649	12,600	14,782	18,421
Depreciation and amortization	18,870	11,861	37,539	23,727
EBITDA	$52,434	$49,161	$94,173	$71,591

CONTACT:
Clearwater Paper Corporation
Matt Van Vleet, 509-344-5912 (News media)
or
Linda Massman, 509-344-5905 (CFO)
or
(Investors)
Sean Butson, 509-344-5906 (IR Sense)